Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcimoto, Inc. 2018 Omnibus Stock Incentive Plan of our report dated March 30, 2018, with respect to the financial statements of Arcimoto, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2017 and 2016.

/s/ dbbmckennon

Newport Beach, California

June 28, 2018